                    HAMPSHIRE GROUP, LIMITED AND SUBSIDIARIES
                  STATEMENT RE COMPUTATION OF INCOME PER SHARE
                      (in thousands, except per share data)

                                      Three Months Ended      Nine Months Ended
                                      ------------------      -----------------
                                   Sept. 26,     Sept. 27,  Sept. 26,  Sept. 27,
                                      1998         1997       1998        1997
                                   ---------     ---------  ---------  ---------
                                        (unaudited)              (unaudited)
Weighted average number of
  common and common equivalent
  shares outstanding:               4,138        3,856      4,127       3,857

Net income (loss)                    $663       $5,111    ($1,295)     $4,615
Less-Preferred dividend
  requirements                        -             42        -           128
                                    -----       ------     ------      ------
Net income (loss) applicable to
  common stock                       $663       $5,069    ($1,295)     $4,487
                                     ====       ======     ======      ======
Net income (loss) per share-basic   $0.16        $1.31     ($0.31)      $1.16
                                    =====        =====      =====       =====

-------------------------------------------------------------------------------

Weighted average number of common
  and common equivalent shares
  outstanding per above             4,138        3,856     4,127       3,857

Additional shares assumed to be
  outstanding from the exercise
  of options and warrants
  (computed using the treasury
   stock method)                      328          250       -           258

Assumed conversion of preferred
  stock                               -            318       -           353
                                    -----        -----     -----       -----
  Total common shares-diluted       4,466        4,424     4,127       4,469
                                    =====        =====     =====       =====

Net income (loss) applicable
  to common stock                    $663       $5,069   ($1,295)     $4,487
Plus-Preferred dividend requirement    -            42       -           128
                                     ----       ------    ------      ------
Net income (loss)                    $663       $5,111   ($1,295)     $4,615
                                     ====       ======    ======      ======

Net income (loss) per share-diluted $0.15        $1.16    ($0.31)      $1.03
                                    =====        =====     =====       =====